UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   February 12, 2010

THE GOLF ALLIANCE CORPORATION
(Exact Name of Registrant As Specified In Charter)

NEVADA	333-147056	35-2302128
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

  10775 Double R Boulevard
Reno, Nevada 89521
(Address of Principal Executive Offices)

(775) 996-8200
  (Issuer Telephone Number)

12926 Morehead Chapel Hill, North Carolina 27517
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 12, 2010 (the “Closing Date”), Johannes Petersen (“Petersen”) acquired the majority of the issued and outstanding common stock of The Golf Alliance Corporation, a Nevada corporation (the “Company”),  in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) by and between Petersen and John Fahlberg (“Fahlberg”).  On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Petersen purchased from Fahlberg one hundred percent (100%) of Fahlberg’s shares in the Company, consisting of 5,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Acquired Shares”) for a total purchase price of Twenty-Five Thousand dollars ($25,000). The Acquired Shares represent approximately 86.2% of the Company’s issued and outstanding common stock upon closing of the Stock Purchase Agreement.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Petersen purchased a total of 5,000,000 shares of the Company’s common stock.  The total of 5,000,000 shares sold to Petersen represents 86.2% of the issued and outstanding common stock of the Company after the issuance.  As part of the issuance, and pursuant to the Stock Purchase Agreement, the following changes to the Company's directors and officers have occurred:

●	As of the Closing Date, Petersen was appointed as the Company's President, Chief Executive Officer, Chief Financial Officer, Secretary and Director.
●	Concurrently, John Fahlberg resigned as the Company's President, Chief Executive Officer, Chief Financial Officer, Secretary and as a Director on the Closing Date.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

John Fahlberg resigned as the Company's President, Chief Executive Officer, Chief Financial Officer and any other officer positions held by him on the Closing Date. John Fahlberg also resigned as a member of the Company’s Board of Directors on the Closing Date.  At the time of resignation, Mr. Fahlberg was not a member of any committee of the board of directors.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Margaret C. Fahlberg resigned as a member of the Company's Board of Directors on the Closing Date.  At the time of resignation, Ms. Fahlberg was not a member of any committee of the board of directors.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On the Closing Date, Mr. Johannes Petersen was appointed as the Company's President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a member of the Board of Directors.  As of the date of this filing, Mr. Petersen has not been appointed to any committee of the board of directors.

Mr. Johannes Petersen, Chief Executive Officer, Chief Financial Officer,  President, Secretary, Treasurer and Director

Johannes Petersen. Age, 37,  Mr. Petersen holds a BSc in Economics from Universidad del Pacifico (Peru) and an MBA degree from the London Business School (UK).  He brings to the Company experience gained from multiple managerial and directorship positions within diverse private and public companies. Since completing his business school studies, Mr. Petersen gained business development and business planning experience with an emphasis in the resources industry.  He has worked in business planning and development for natural resource projects and has also covered several functions within the financial services industry, ranging from fixed income to currency trading.  Mr. Petersen currently sits on the board of directors of Reflection Oil & Gas Partners Ltd., a private UK company of which he was a founder; and Hainan Mining Corporation Ltd., a private UK company of which he was a founder. Mr. Petersen is also currently a director and Chief Financial Officer of American Sierra Gold Corp. (OTCBB: AMNP.OB).  Mr. Petersen formerly worked for Century Petroleum Corp. (f/k/a SOM Resources Inc.), a U.S. public company, currently quoted on the Pink Sheets, Dragon Gold Resources Inc. (n/k/a Edgeline Holdings, Inc.), a U.S. company previously listed on the OTC Bulletin Board and formerly worked in Lima, Peru for the following: Peru Scan Trading SAC, Credibolsa SAB, Banco de Credito del Peru and CONASEV (Peruvian securities regulation agency equivalent to the SEC).

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Mr. Johannes Petersen is a party in connection with this appointment as a director and an officer of this Company.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
	Exhibit #	Description
	10.1	Stock Purchase Agreement by and between John Fahlberg and Johannes Petersen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLF ALLIANCE CORPORATION

By:	/s/ Johannes Petersen
JOHANNES PETERSEN Chief Executive Officer & President

 Dated: February 18, 2010